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                                                                               .
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COMMUNITY CENTRAL BANK CORPORATION
FORM 10-Q (continued)

                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS

                             Three Months Ended   Six Months Ended
                                  June 30,            June 30,
                             ------------------   ----------------
                                2006     2005      2006      2005
                              -------   ------    ------   -------
                             (in thousands, except per share data)
BASIC
Net Income                     $  631   $  830    $1,334    $1,582
/ Weighted Average Shares       3,829    3,588     3,821     3,471
                               ------   ------    ------    ------
Basic Earnings Per Share       $ 0.16   $ 0.23    $ 0.35    $ 0.46
                               ======   ======    ======    ======
DILUTED
Net Income                     $  631   $  830    $1,334    $1,582
/ Weighted Average Shares       3,895    3,686     3,887     3,566
                               ------   ------    ------    ------
Diluted Earnings Per Share     $ 0.16   $ 0.23    $ 0.34    $ 0.44
                               ======   ======    ======    ======

Notes:

- Weighted average shares outstanding have been adjusted to reflect the 5% stock dividend in June of 2006.


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